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                                                                    Exhibit 99.2

INVESTORS RELATIONS CONTACT:
HealthSport, Inc.
Mike Sclafani
(303) 903-2090

         Jeffrey Wattenberg Joins HealthSport, Inc. Board of Directors

CHARLOTTE, N.C., June 25, 2009 (GLOBE NEWSWIRE) -- HealthSport, Inc. (OTCBB:HSPO
- News) announced today that Jeffrey Wattenberg has joined HealthSport, Inc. as a member of its Board of Directors. A private investor for the past 20 years, Jeff Wattenberg has served as an independent consultant to various entities seeking to raise venture capital and structure business operations. He founded Briefserve.com, the largest digital, legal brief archive in the United States, which was acquired by Westlaw.

He also served as a consultant and early stage investor to Kineret Kosher Foods, which was acquired by Hain Foods, which was subsequently acquired by Celestial Seasonings. He was an early stage investor and consultant to two telecommunications companies, Worldport Communications and InterAmericas Communications. Worldport was acquired by Energis UK for $600,000,000, and InterAmericas merged with ATT's Latin American operations in a $1.0 billion transaction.

Wattenberg served as Director, CEO, and President of Othnet, Inc., which acquired The Association of Volleyball Professionals in 2005. The AVP is the only professional beach volleyball tour in the United States. He is a founding partner in MysticVision Entertainment, an executive producer of feature films, and an advisor to KBC Sports, a broadcaster of high school sports in California.

"We are pleased to have Jeff Wattenberg join the HealthSport Board of Directors. Jeff's experience dealing with start-up and tier-one companies will help us greatly as we continue to grow our technology base, and explore new applications for our patent-pending thin film manufacturing process," stated Hank Durschlag, CEO of HealthSport, Inc.

ABOUT HEALTHSPORT, INC.

HealthSport, Inc. (http://healthsportinc.com) is a fully integrated developer, manufacturer and marketer of unique and proprietary branded and private label edible film strip nutritional supplements and over-the-counter drugs. HealthSport's wholly-owned subsidiary, InnoZen, Inc. (http://www.innozen.com), is the preeminent formulator, developer and manufacturer of edible film strips that deliver drug actives through buccal (between the cheek and gum) absorption. InnoZen's proprietary edible film strip delivery technology is superior to any other competitive edible film strips currently available on the market. InnoZen has five patents pending and has developed numerous trade secrets which it incorporates in the development and manufacturing process of edible film strips.

FORWARD LOOKING STATEMENTS.

Forward-Looking Statements in this news release are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks, and uncertainties and actual results could differ from those discussed. This material is information only, and is not an offer or solicitation to buy or sell the securities.